Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:

     Bank of Nova Scotia Trust Company (Cayman) Ltd.,
     Grand Cayman, Cayman Islands
     Deutsche Bank AG, Frankfurt, Germany
     Deutsche Bank AG, Seoul, Republic of Korea
     Deutsche Bank AG, Amsterdam, Netherlands
     Citibank N.A., San Juan, Puerto Rico
     Nedcor Bank Limited, Braamfontein, South Africa
     Barclays Bank of Uganda Limited, Kampala, Uganda

Type of Custody:  Foreign Custodian Rule 17f-5